UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K /A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2011

JBI, INC.
(Exact Name of Registrant As Specified In Charter)

Nevada	000-52444	20-4924000
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

1783 Allanport Road Thorold, Ontario L2R 3A6
(Address of Principal Executive Offices)

(905) 384 4383
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note: This Form 8-K/A is being filed as an amendment (“Amendment No. 1”) to the current report on Form 8-K filed by JBI, Inc. (the “Company”) with the Securities and Exchange Commission on May 2, 2011 (the “Original Filing”). The sole purpose of this Amendment No. 1 is to correct certain formatting errors in Exhibit 10.1 to the Original Filing.  No other changes have been made to the Original Filing.

Item 1.01 Entry into a Material Definitive Agreement.

On May 2, 2011, JBI, Inc. (“JBI” or the “Company”) and Smurfit-Stone Container Corporation (“Smurfit-Stone”) entered into a Referral Agreement (the ‘Agreement”). Pursuant to the Agreement, Smurfit- Stone shall refer to JBI selected clients (“Smurfit-Stone Clients”) that may be producing significant amounts of plastic feedstock to assess the potential use of the plastic feedstock in JBI’s Plastic2Oil™ process. Upon each introduction of a Smurfit-Stone Client to JBI, JBI shall asses, in its commercially reasonable discretion, whether such Smurfit-Stone Client generates a sufficient amount of plastic feedstock to ensure that at least one JBI Plastic2Oil™ processor operating at such Smurfit-Stone Client’s facility will be able to operate at a minimum capacity of (10 metric tons/day).

Upon the determination that such Smurfit- Stone Client generates a sufficient amount of plastic feedstock at its facility to ensure that at least one Plastic2Oil™ processor will operate at full capacity, JBI shall notify Smurfit-Stone of this determination and attempt to negotiate an agreement with the Smurfit-Stone Client, on terms satisfactory to JBI in its sole discretion to have JBI; (i) install at least one Plastic2Oil™ processor at such Smurfit Stone Client’s facility; and (ii) sell the fuel produced by the Plastic2Oil™ processor to the Smurfit-Stone Client or to third parties.

Pursuant to the Agreement, Smurfit-Stone shall be paid five (5%) percent of the Gross Revenue (as defined in the Agreement) or (5%) of the Third Party Gross Revenue (as defined in the Agreement) realized from the sale of Plastic2Oil™ fuel produced at the Smurfit-Stone Client’s facility.

The foregoing description of the Agreement is not intended to be complete and is qualified in its entirety by the complete text of the Agreement attached as an exhibit to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Referral Agreement by and between JBI, Inc. and Smurfit-Stone Container Corporation dated May 2, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

JBI, INC.

Date: May 4, 2011.	By:	/s/ John Bordynuik
John Bordynuik
President & Chief Executive Officer